Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Heidrick & Struggles International, Inc.:

We consent to the incorporation by reference in registration statement (No. 333-58118) on Form S-8 of Heidrick & Struggles International, Inc. of our report dated June 23, 2009, with respect to the statements of net assets available for benefits of the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 11-K of Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan. Our report on the financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective January 1, 2008.

/s/ KPMG LLP
Chicago, Illinois
June 23, 2009